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                              STANDARD FORM OF AGREEMENT
                             BETWEEN OWNER AND CONTRACTOR


                          where the basis of payment is the
                             COST OF THE WORK PLUS A FEE
                           with a Guaranteed Maximum Price

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AGREEMENT

Made as of the 1st day of November, in the year of Nineteen Hundred and ninety-five

BETWEEN the Owner:      SUNSET STATION, INC.
                        1301 WEST SUNSET ROAD
                        HENDERSON, NEVADA  89014

and the Contractor:     J. A. TIBERTI CONSTRUCTION COMPANY, INC.
                        1806 INDUSTRIAL ROAD
                        LAS VEGAS, NEVADA  89102

the Project is:         SUNSET STATION HOTEL AND CASINO
                        1301 West Sunset Road
                        Henderson, Nevada  89014

the Architect is:       Morris & Brown Architects
                        105 E. Reno, Suite 1
                        Las Vegas, NV  89119


The Owner and the Contractor agree as set forth below.

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                                      ARTICLE 1

1.1 The Contract documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other conditions), Drawings, Specifications, addenda issued prior to execution of this Agreement, other documents listed in this Agreement and modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the contract as if attached to this Agreement or repeated herein. The contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the contract documents, other than Modifications, appears in
Article 16. If anything in the other Contract documents is inconsistent with this Agreement, this Agreement shall govern.

                                      ARTICLE 2
                                WORK OR THIS CONTRACT

2.1 The Contractor shall execute the entire Work described in the Contract documents and 2.2 below, except to the extent specifically indicated in the Contract Documents to be the responsibility of others or as follows:

    SEE EXHIBIT "A" - Exclusions from the Work.

2.2 The Work shall consist of Sunset Station Hotel and Casino, which will include a main facility area with a footprint of 360,000 square feet, plus a twenty story, 467 room hotel tower and 80,000 square foot casino, with Keno lounge, poker parlor and sports book areas, five full-service restaurants and thirteen screen movie theater. The Work shall be constructed in a manner equivalent to the manner in which other comparable hotels and casinos in Las Vegas, Nevada have been constructed.

                                      ARTICLE 3
                             RELATIONSHIP OF THE PARTIES

3.1 The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with all members of the Design Team and utilize the Contractor's best skill, efforts and judgement in furthering the interests of the Owner; to furnish efficient business administration and supervision; to make best efforts to furnish at all times an adequate supply of workers and materials; and to perform the Work in the best way and most expeditious and economical manner consistent with the interests of the Owner. The Owner agrees to exercise best efforts to enable the Contractor to perform the Work in the best way and most expeditious manner by furnishing and approving in a timely way, information required by the Owner and making payments to the Contractor in accordance with requirements of the Contract Documents.

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                                      ARTICLE 4
                   DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The date of commencement shall be the date of this Agreement, as first written above.

4.2 The Contractor shall achieve Substantial Completion of the entire work not later than June 1, 1997. The Contractor's obligation to achieve Substantial Completion by that date is conditioned and contingent upon timely receipt of all Drawings and Specifications necessary to proceed with the orderly course of construction. The date that Contractor is to achieve Substantial Completion is also subject to delay by reason of changes in Drawings and Specifications (including, but not limited to, any modifications required by Contractor pursuant to Paragraph 14.3) and any Changes in the Work.

                                      ARTICLE 5
                                    CONTRACT TIME

5.1 The Owner shall pay the Contractor in current funds for the Owner's performance of the Contract the Contract Sum consisting of the Cost of the Work as defined in Article 7 and the Contractor's Fee determined as follows:

         Designer's FF&E pursuant to Designer's Plans and Specifications -- 3% Other Cost of Work, up to $100,000,000 -- 7%
         Remaining Cost of Work -- 5%

         Changes in the Work shall be subject to the above fees.

5.2      GUARANTEED MAXIMUM PRICE (IF APPLICABLE)

5.2.1 The sum of the Cost of the Work and the Contractor's Fee is guaranteed by the Contractor not to exceed One Hundred Twenty-One Million Dollars ($121,000,000)* subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

*        (includes a $5,000,000 contingency reserve)

5.2.2 The Guaranteed Maximum Price is based upon the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owners; TBD

5.2.3    The amounts agreed to for unit prices, if any, are as follows:  TBD

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                                      ARTICLE 6
                                 CHANGES IN THE WORK

6.1      CONTRACTS WITH A GUARANTEED MAXIMUM PRICE

6.1.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3.3 of the General Conditions.

6.1.2 In calculating adjustments to subcontracts (except those awarded with the Owner's prior consent on the basis of cost plus a fee), their terms "cost" and "fee" as used in Clause 7.3.3.3 of the General Conditions and the terms "costs" and "a reasonable allowance for overhead and profit" as used in subparagraph 7.3.6 of the General Conditions shall have the meanings assigned to them in the General Conditions and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner's prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.1.3 In calculating adjustments to this Contract, the terms "cost and "costs" as used in the above-referenced provisions of the General Conditions shall mean the cost of the Work as defined in Article 7 of the Agreement and the terms "fee" and "a reasonable allowance for overhead and profit" shall man the Owner's Fee as defined in Paragraph 5.1 of this Agreement.

6.2      CONTRACTS WITHOUT A GUARANTEED MAXIMUM PRICE (INTENTIONALLY OMITTED)

6.3      ALL CONTRACTS

6.3.1 If no specific provision is made in Paragraph 5.1 for adjustment of the Contractor's Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Paragraph 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor's Fee shall be equitably adjusted on the basis of the Fee established for the original Work.

                                      ARTICLE 7
                                COSTS TO BE REIMBURSED

7.1 The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.1.1    LABOR COSTS

7.1.1.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner's agreement, at off-site workshops.

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7.1.1.2  Wages or salaries of the Contractor's supervisory, administrative and accounting personnel when stationed at the site with the Owner's agreement.

7.1.1.3 Wages and salaries of the Contractor's supervisory and administrative personnel engaged, at factories, workshops or on the road, in expediting the production of transport of materials or equipment required for the work, but only for that portion of their time required for the Work, with the Owner's agreement.

7.1.1.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Clauses 7.1.1.1 through 7.1.1.3.

7.1.2    SUBCONTRACT COSTS

Payments made by the Contractor to Subcontractors in accordance with the requirements of the Subcontracts.

7.1.3    COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED
CONSTRUCTION

7.1.3.1 Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

7.1.3.2 Costs of materials described in the preceding Clause 7.1.3.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to the Owner at the completion of the Work or, at the Owner's option, shall be sold by the Contractor or the Owner; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

Equipment, materials, supplies, etc. purchased and charged to the Cost of the Work and not consumed, will become the property of the Owner upon completion of the Work.

7.1.4 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.1.4.1 Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

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7.1.4.2  Rental charges for temporary facilities (including the trailers and contents supplied by Contractor for the use of the Owner) machinery, equipment, and any tools not customarily owned by the construction workers, which are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented after execution of this Agreement shall be subject to the Owner's written approval. Rental charges for Contractor's own equipment shall be provided to Owner for approval.

7.1.4.3  Costs of removal of debris from the site.

7.1.4.4 Costs of telegrams and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.1.4.5 That portion of the reasonable travel and subsistence expenses of the Contractor's personnel incurred while traveling in discharge of duties connected with the Work.

7.1.5    MISCELLANEOUS COSTS

7.1.5.1 That portion directly attributable to this Contract of premiums for insurance and bonds.

7.1.5.2 Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Contractor is liable.

7.1.5.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.1.5.4 Fees of testing laboratories or tests required by the Contract Documents will not be the responsibility of the Contractor, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of the General conditions or other provisions of the Contract Documents and which do not fall within the scope of Subparagraphs 7.2.2 through 7.2.4 below.

7.1.5.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suites or claims for infringement of patent rights arising from such requirement by the Contract Documents; payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner's consent' provided, however, that such costs of legal defenses, judgment and settlement shall not be included in the calculation of the Contractor's Fee or of a Guaranteed Maximum Price, if any, and provided that such royalties, fees and costs are not excluded by the last sentence of Subparagraph 3.17.1 of the General Conditions or other provisions of the Contract Documents.

7.1.5.6 Deposits lost for causes other than the Contractor's fault or negligence.

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7.1.6    OTHER COSTS

7.1.6.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

7.1.6.2  Costs incurred for on-site security personnel and equipment.

7.2      EMERGENCIES: REPAIRS TO DAMAGED, DEFECTIVE OR
         NONCONFORMING WORK

The cost of the Work shall also include costs described in Paragraph 7.1 which are incurred by the Contractor:

7.2.1 In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.3 of the General Conditions.

7.2.2 In repairing or correcting Work damaged or improperly executed by construction workers in the employ of the Contractor, provided such damage or improper execution did not result from the fault or negligence of the Contractor or the Contractor's foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Contractor.

7.2.3 In repairing damaged Work other than that described in Subparagraph 7.2.2, provided such damage did not result from the fault or negligence of the Contractor or the Contractor's personnel, and only to the extent that the cost of such repairs is not recoverable by the Contractor from others and the Contractor is not compensated therefore by insurance or otherwise.

7.2.4 In correcting defective or nonconforming Work performed or supplied by a Subcontractor or material supplier and not corrected by them, provided such defective or nonconforming Work did not result from the fault or neglect of the Contractor or the Contractor's personnel adequately to supervise and direct the Work of the Subcontractor or material supplier, and only to the extent that the cost of correcting the defective or nonconforming Work is not recoverable by the Contractor from the Subcontractor or material supplier or others.

                                      ARTICLE 8
                              COSTS NOT TO BE REIMBURSED

8.1      The cost of the Work shall not include:

8.1.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in clauses 7.1.1.2 and 7.1.1.3 or as may be provided in Article 14.

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8.1.2    Expenses of the Contractor's principal office and offices other than the site office.

8.1.3    Overhead and general expenses, except as may be expressly included in
Article 7.

8.1.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Clause 7.1.4.2.

8.1.6    Except as provided in Subparagraphs 7.2.2 through 7.2.4 and Paragraph
13.5 of this Agreement, costs due to the fault or negligence of the Contractor, Subcontractors, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including but not limited to costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

8.1.7    Any cost not specifically and expressly described in Article 7.

8.1.8 Costs which would cause the Guaranteed Maximum Price, if any, to be exceeded.

8.1.9    Bonuses paid to Contractor's or Subcontractors' employees.

                                      ARTICLE 9
                            DISCOUNTS, REBATES AND REFUNDS

9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.



9.2 Amounts which accrue to the Owner in accordance with the provisions of Paragraph 9.1. shall be credited to the Owner as a deduction from the Cost of the Work.

                                      ARTICLE 10
                          SUBCONTRACTS AND OTHER AGREEMENTS

10.1 Those portions of the Work that the contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Owner. The Owner will then determine, with the advice of the Contractor which bids will be accepted. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids; however, if a Guaranteed Maximum price has been established, the Owner may

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not prohibit the Contractor from obtaining bids from others. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2. If a Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Contractor to the Owner (1) is recommended to the owner by the Contractor; (2) is qualified to perform that portion of the work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted; then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the payment provisions of Paragraphs 12.7 and 12.8, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

                                      ARTICLE 11
                                  ACCOUNTING RECORDS

11.1 The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to the Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

                                      ARTICLE 12
                                  PROGRESS PAYMENTS

12.1 Based upon Applications for Payment submitted to the Owner by the Contractor, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provide below and elsewhere in the Contract Documents.

12.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

12.3 Provided an Application for Payment is received by the Owner no later than the 1st day of the month, the Owner shall make payment to the Contractor not later than the 25th day of that same month. If an Application for Payment is received by the Owner after the application date fixed above, payment shall be made by the Owner not later than 25 calendar days after the Owner receives the Application for Payment.

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12.4     With each Application for Payment the Contractor shall submit payrolls, petty cash accounts, receipted invoices of invoices with check vouchers attached, and any other evidence required by the Owner to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the present Application for Payment, plus (4) retainage provided in Subparagraph 12.5.4, if any, applicable to prior progress payments. The Contractor shall include with the Application for Payment an appropriate conditional lien release covering the Work and materials that are the subject of the payment request.

12.5     CONTRACTS WITH A GUARANTEED MAXIMUM PRICE

12.5.1 Each Application for Payment shall be based upon the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor's Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Contractor's Applications for Payment.

12.5.2 Applications for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage completion shall be the lesser of (1) the percentage of that portion of the work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum price allocated to that portion of the Work in the schedule of values.

12.5.3 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

12.5.3.1 Take that portion of the Guaranteed Maximum price properly allocable to completed Work as determined by multiplying to percentage completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work described in Section 6.1.1, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions, even though the Guaranteed Maximum price has not yet been adjusted by Change Order.

12.5.3.2 Add that portion of the Guaranteed Maximum price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or, if approved in advance by the Owner, suitably stored off-site at a location agreed upon in writing.

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12.5.3.3 Add the Contractor's Fee, less retainage if any, as per the schedule included under Article 12.5.4. Contractor's Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Paragraph 5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph shall be an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probably Cost of the Work upon its completion.

12.5.3.4 Subtract the aggregate of previous payments made by the Owner.

12.5.3.5 Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner's accountants in such documentation.

12.5.3.6 Subtract amounts, if any, for which the Owner has withheld or nullified an Application for Payment as provided in Paragraph 9.5 of the General Conditions.

12.5.4 Until the Work is 50% complete, retainage shall be 10%. Thereafter, retainage shall be withheld only for Subcontractor Work as provided in 12.7.

12.6     CONTRACTS WITHOUT A GUARANTEED MAXIMUM PRICE
         (INTENTIONALLY OMITTED)

12.7 Except with the Owner's prior approval, payments to Subcontractors included in the Contractor's Applications for Payment shall not exceed an amount for each Subcontractor calculated as follows:

12.7.1 Take that portion of the Subcontract Sum properly allocable to completed work as determined by multiplying the percentage completion of each portion of the Subcontractor's Work by the share of the total Subcontract Sum allocated to that portion in the Subcontractor's schedule of values, less retainage of ten percent (10%). Pending final determination of amounts to be paid to the Subcontractor for changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions even though the Subcontract Sum has not yet been adjusted by Change Order.

12.7.2 Add that portion of the Subcontract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing, less retainage of ten percent (10%).

12.7.3 Subtract the aggregate of previous payments made by the Contractor to the Contractor.

12.7.4 Subtract amounts, if any, for which the Owner has withheld or nullified an Application for Payment to the Contractor for reasons which are the fault of the Subcontractor.

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12.7.5   Add, upon Substantial Completion of the entire Work of the Contractor, a sum sufficient to increase the total payments to the Subcontractor to one hundred percent (100%) of the Subcontract Sum, less amounts, if any, for incomplete Work and unsettled claims; and, if final completion of the entire work is thereafter materially delayed through no fault of the Subcontractor, add any additional amounts payable on account of Work of the Subcontractor in accordance with Subparagraph 9.10.3. of the General Conditions.

12.7.6 Notwithstanding the foregoing provisions of Paragraph 12.7, with respect to certain Subcontractors approved by Owner, 10% retainage shall be withheld until the Subcontractor Work is 50% complete, with no retainage withheld thereafter.

The Subcontract Sum is the total amount stipulated in the subcontract to be paid by the Contractor to the Subcontractor for the subcontractor's performance of the Subcontract.

12.8 Except with the Owner's prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site, except for those suppliers of FF&E goods which require a down payment, or except for proforma payment, prior to shipment of the goods.

12.9 In taking action on the Contractor's Application for Payment, the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Owner has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Paragraph 12.4 or other supporting data; that the Owner has made exhaustive or continuous on-site inspections or that the Owner has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.

                                      ARTICLE 13
                                    FINAL PAYMENT

13.1 Final payment shall be made by the Owner to the Contractor when (1) the Contract has been fully performed by the Contractor except for the Contractor's responsibility to correct defective or nonconforming Work, as provided in Subparagraph 12.2.2 of the General Conditions, and to satisfy other requirements, if any, which necessarily survive final payment; (2) a final Application for Payment and a final accounting of the Cost of the Work have been submitted by the Contractor and reviewed by the Owner's accountants and other agents; and such final payment shall be made by the Owner not more than 30 days after the approval of the Application for Payment.

13.2     The amount of the final payment shall be calculated as follows:

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13.2.1   Take the sum of the cost of the Work substantiated by the Contractor's final accounting and the Contractor's Fee; but not more than the Guaranteed Maximum Price.

13.2.2 Subtract amounts, if any, for which the Owner withholds, in whole or in part, as provided in Subparagraph 9.5.1 of the General Conditions or other provisions of the Contract Documents.

13.2.3   Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Contractor, the Contractor shall reimburse the difference to the Owner.

13.3 The Owner's accountants or other agents will review and report in writing on the Contractor's final accounting within 30 calendar days after delivery of the final accounting to the Owner by the Contractor. Based upon such Cost of Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Paragraph
13.1 have been met, the Owner will, within five calendar days after receipt of the written report of the Owner's accountants, either approve a final Application for Payment with a copy to the Contractor, or notify the Contractor in writing of the reasons for withholding a payment as provided in subparagraph
9.5.1 of the General Conditions. The time periods stated in this Paragraph 13.3 supersede those stated in Subparagraph 9.4.1 of the General Conditions.

13.4 If the Owner's accountants report the Cost of the Work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor's receipt of Owner's decision on the final Application for Payment; failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount not in dispute.

13.5 If, subsequent to final payment and at the Owner's request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price, if any. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

13.6 The final Application for Payment shall be received by the Owner no later than 120 days from the date of final completion. All amounts due and owing must be submitted within this 120 day period. Requests for payments received more than 120 days after final completion shall not be paid and shall be the sole responsibility of the Contractor.

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

                                      ARTICLE 14
                               MISCELLANEOUS PROVISIONS

14.1 Where reference is made in this Agreement to a provision of the General Conditions or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate of (2) points above Prime.

14.3 If the Cost of the Work attributable to a portion of the Work depicted or described in any Drawing or Specifications would, in Contractor's reasonably exercised judgement, cause the total Cost of the Work and Contractor's fee to exceed $116,000,000, as that amount may be supplemented, from time to time, by contingency reserve allocation made by contractor after first consulting with Owner, then Contractor shall have the right to require modification of those Drawings or Specifications without cost to Contractor to have that portion of the Cost of the Work appropriately reduced. Owner shall have the right to have those modifications to Drawings or Specifications made in a manner satisfactory to Owner so long as the required cost reductions are obtained. Contractor, and only Contractor, shall have the right to allocate contingency reserve, but shall do so only after having first consulted with Owner.

                                      ARTICLE 15
                              TERMINATION OR SUSPENSION

15.1     The Contract may be terminated by the Contractor as provided in
Article 14 of the General Conditions; however, the amount to be paid to the Contractor under Subparagraph 14.1.2 of the General Conditions shall not exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below and in no event will payments to the Contractor exceed the Guaranteed Maximum Price.

15.2     The Contract may be terminated by the Owner for cause as provided in
Article 14 of the General Conditions or for the Owner's Convenience; however, the amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of the General Conditions shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below.

15.3 If the Contract is terminated by the Owner then, subject to Paragraph 15.2, the Owner shall then pay the Contractor an amount calculated as follows:

15.3.1 Take the Cost of the Work incurred by the Contractor to the date of termination.

15.3.2 Add the Contractor's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Paragraph 5.1.

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

15.3.3   Subtract the aggregate of previous payments made by the Owner.

15.3.3 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Subparagraph 15.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 15, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

15.4 The Work may be suspended by the owner as provided in Article 14 of the General Conditions; in such case, the Guaranteed Maximum price, if any, shall be increased as provided in Subparagraph 14.3.2 of the General Conditions except that the term "cost of performance of the Contract" in that Subparagraph shall be understood to mean the cost of the work and the term "profit" shall be understood to mean the Contractor's Fee as described in Paragraphs 5.1 and 6.3 of this Agreement.

                                      ARTICLE 16
                          ENUMERATION OF CONTRACT DOCUMENTS

16.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

16.1.1 The Agreement is this executed Form of Agreement Between Owner and Contractor.

16.1.2 The General Conditions are the General Conditions of the Contract for Construction, 1987 edition, AIA Document A201 except in such cases as, and then only to the extent that, those conditions are inconsistent with this Contract. The parties agree to endeavor in good faith to agree upon and prepare a revised set of General Conditions more consistent with this Contract.

16.1.3 The supplementary and other Conditions of the Contract are those contained in the Project Specifications, as of 8/12/96, for Divisions 1 through 16, as enumerated in Exhibit C.

16.1.4 The specifications are those contained in the Project Manual dated as in Paragraph 16.1.3, for Divisions 1 through 16 as enumerated on Exhibit C.

16.1.5   The Project Drawings as enumerated on Exhibit B.

This agreement is entered into as of the day and year first written and is executed in at least two original copies of which one is to be delivered to the Contractor, and the other to the Owner.

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

OWNER                                  CONTRACTOR




 /s/ Blake L. Sartini                   /s/ J. Tito Tiberti
-------------------------              --------------------------
(Signature)                            (Signature)


 Blake L. Sartini                       J. Tito Tiberti
-------------------------              --------------------------
(Print Name)                           (Print Name)


 /s/ Thomas I Moore
-------------------------
(Signature)


 Thomas I Moore
-------------------------
(Print Name)


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